Exhibit 99.1

Phio Pharmaceuticals Reports First Quarter 2020 Financial Results and Provides Business Update

Marlborough, Mass., May 12, 2020/PRNewswire/ -- Phio Pharmaceuticals Corp. (Nasdaq: PHIO), a biotechnology company developing the next generation of immuno-oncology therapeutics based on its proprietary self-delivering RNAi (INTASYL™) therapeutic platform, today reported its financial results for the quarter ended March 31, 2020 and provided a business update.

“We closed out the first quarter of 2020 with promising new preclinical data from animal studies, which validate the potential of our INTASYL technology as a cancer immunotherapy platform for innovative therapeutics. Over the next several weeks, at three major scientific conferences, we will present additional data from these studies conducted with our lead asset, PH-762, as well as other pipeline products," said Dr. Gerrit Dispersyn, President and CEO of Phio. “With the recent coronavirus outbreak, the Phio management team and I have taken proactive measures to protect the health and safety of our employees. I am proud of the entire team’s hard work and dedication to the advancement of our programs as we face this global crisis. Thanks to the team’s efforts the impact to our operations to date has been minimal.”

Quarter in Review and Recent Corporate Updates

•	Presented promising new animal data from various studies that validates the potential of the INTASYL technology as a cancer immunotherapy platform for developing novel compounds.
•	Abstracts submitted and accepted for the presentation of preclinical data at three upcoming scientific conferences, including the American Society of Gene & Cell Therapy (ASGCT) 2020 Annual Meeting on May 12th, ASCO20 Virtual Scientific Program on May 29th, and American Association for Cancer Research (AACR) Virtual Annual Meeting II on June 22nd.
•	Announced a collaboration and option agreement with Medigene AG as part of a broader collaboration with the Helmholtz Zentrum München and Medigene AG to design and develop new targets based on the INTASYL platform for use in cancer immunotherapies.
•	Raised total gross proceeds of $13.74 million through financing activities completed in February 2020 and April 2020.

Financial Results

Cash Position

At March 31, 2020, the Company had cash of $13.3 million as compared with $6.9 million at December 31, 2019. During the first quarter of 2020, the Company raised $9.74 million in gross proceeds through two equity offerings. The Company’s cash at March 31, 2020 does not include the $4.0 million in gross proceeds the Company raised through an equity offering completed in April 2020. The Company expects its cash will be sufficient to fund currently planned operations for at least the next 12 months.

Research and Development Expenses

Research and development expenses were approximately $1.2 million for the quarter ended March 31, 2020, compared to approximately $1.1 million for the quarter ended March 31, 2019. The increase is primarily due to the use of outside contract research organizations to perform preclinical animal studies for the Company’s INTASYL pipeline programs and an increase in headcount and the related payroll expenses as compared to the prior year period.

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General and Administrative Expenses

General and administrative expenses were relatively steady at $1.1 million for the three-month periods ended March 31, 2020 and 2019.

Net Loss

Net loss was $2.4 million, or $1.33 per share, for the quarter ended March 31, 2020, compared with $2.1 million, or $5.71 per share, for the quarter ended March 31, 2019. The increase in net loss was primarily attributable to an increase in operating expenses, as discussed above.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a biotechnology company developing the next generation of immuno-oncology therapeutics based on its self-delivering RNAi (INTASYL™) therapeutic platform. The Company's efforts are focused on silencing tumor-induced suppression of the immune system through its proprietary INTASYL platform with utility in immune cells and the tumor micro-environment. Our goal is to develop powerful INTASYL therapeutic compounds that can weaponize immune effector cells to overcome tumor immune escape, thereby providing patients a powerful new treatment option that goes beyond current treatment modalities. For additional information, visit the Company's website, www.phiopharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. These statements are based only on our current beliefs, expectations and assumptions regarding the impact to our business and operations by the recent coronavirus outbreak, results from our preclinical and clinical activities, the development of our product candidates, the ability to obtain future financing, the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, market and other conditions and those identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact Phio Pharmaceuticals Corp.
ir@phiopharma.com

Investor Contact

Ashley R. Robinson
LifeSci Advisors

arr@lifesciadvisors.com

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PHIO PHARMACEUTICALS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2020	March 31, 2019
Revenues	$–	$21
Operating expenses:
Research and development	1,218	1,089
General and administrative	1,138	1,078
Total operating expenses	2,356	2,167
Operating loss	(2,356)	(2,146)
Total other income, net	5	27
Net loss	$(2,351)	$(2,119)
Net loss per share: Basic and diluted	$(1.33)	$(5.71)
Weighted average shares: Basic and diluted	1,772,970	371,263

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PHIO PHARMACEUTICALS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash	$13,284	$6,934
Restricted cash	50	50
Prepaid expenses and other current assets	267	316
Total current assets	13,601	7,300
Right of use asset	484	511
Property and equipment, net	202	210
Other assets	18	18
Total assets	$14,305	$8,039

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$685	$809
Accrued expenses and other current liabilities	1,143	964
Lease liability	109	107
Total current liabilities	1,937	1,880
Lease liability, net of current portion	383	411
Total liabilities	2,320	2,291
Total stockholders' equity	11,985	5,748
Total liabilities and stockholders' equity	$14,305	$8,039

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